Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-0730780 (I.R.S. Employer Identification No.)

One PPG Place Pittsburgh, Pennsylvania (Address of principal executive offices)	15272 (Zip Code)
PPG INDUSTRIES, INC.
DEFERRED COMPENSATION PLAN
(Full title of the plan)
James C. Diggs, Esq.
Senior Vice President, General Counsel and Secretary
PPG Industries, Inc.
One PPG Place
Pittsburgh, PA 15272
(Name and address of agent for service)
(412) 434-3131
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of			Proposed maximum	Proposed maximum	Amount of
securities	Amount to be		offering price	aggregate	registration
to be registered	registered		per share	offering price	fee
Deferred Compensation Obligations (1)	$25,000,000	(2)	N/A	$ 25,000,000
Common Stock, $1.66 2/3 par value	200,000		$ 67.15(3)	$ 13,430,000	$ 4,113

     (1) The Deferred Compensation Obligations are unsecured obligations of PPG Industries, Inc. (the “Registrant”) to pay deferred compensation in accordance with the terms of the PPG Industries, Inc. Deferred Compensation Plan (the “Plan”).
     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).
     (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The fee is calculated on the basis of the average of the high and low prices for the Registrant’s Common Stock, $1.66 2/3 par value (“Common Stock”), reported on the New York Stock Exchange on February 5, 2007.

EXPLANATORY NOTE
     The Registrant is including the Deferred Compensation Obligations (as defined below) in this Registration Statement because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act. The inclusion of the Deferred Compensation Obligations in this Registration Statement is not an admission by the Registrant that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
   Item 3. Incorporation of Documents by Reference.
          The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:
          (a) the Registrant’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2005 (File No. 001-01687),
          (b) the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended on March 31, 2006, June 30, 2006, and September 30, 2006 (File No. 001-01687),
          (c) the Registrant’s Current Reports on Form 8-K filed with the Commission on January 18, 2007, January 3, 2007, December 26, 2006, December 22, 2006, December 19, 2006, December 13, 2006, November 16, 2006, November 2, 2006, October 19, 2006, September 27, 2006, July 21, 2006, July 20, 2006, June 29, 2006, May 5, 2006, April 21, 2006, April 20, 2006, February 22, 2006 and January 19, 2006, and
          (d) the description of the Registrant’s Common Stock contained in any Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including all amendments and reports updating such description.
          All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Plan.
   Item 4. Description of Securities.
          The shares of Common Stock to be offered under this Registration Statement are registered under Section 12 of the Exchange Act.
          The following is a summary of the $25,000,000 of deferred compensation obligations to be issued by the Registrant pursuant to the Plan (the “Deferred Compensation Obligations”). The Deferred Compensation Obligations are not registered under Section 12 of the Exchange Act. This summary is qualified in its entirety by reference to the terms of the Plan filed as Exhibit 4.4 hereto and incorporated herein by reference.
          In the discretion of the Registrant, each employee who is approved to participate in one of the following plans is eligible to pariticpate in the Plan (an “Eligible Individual”): the PPG Industries, Inc. Long Term Incentive Plan (“LTIP Plan”),

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          PPG Industries, Inc. Executive Officers’ Long Term Incentive Plan (“Executive Officers’ LTIP Plan”), PPG Industries, Inc. Incentive Compensation and Deferred Income Plan for Key Employees (“IC Plan”), PPG Industries, Inc. Management Award and Deferred Income Plan (“MAP Plan”), or the PPG Industries, Inc. Executive Officers’ Annual Incentive Compensation Plan (“Annual Plan”), each as amended from time to time. Eligible Individuals are permitted under the terms of the Plan to defer receipt of their monthly base salary from the Registrant (excluding bonuses, commissions and other non-regular forms of compensation) and including payments from PPG Industries Salary Continuance Plan sponsored by the Registrant, hereinafter referred to as “Salary” or and any grant to an Eligible Individual under the IC, MAP or Annual Plans, hereinafter referred to as “Award” or any payment received under the LTIP and Executive Officers’ LTIP Plan, hereinafter “Payment.”
          An Eligible Individual must make an election to defer the receipt of Salary, Awards and Payments for a calendar year by filing such election to the Administrator by December 31 of the prior calendar year. Provided however that in the first calendar year in which an Eligible Individual becomes an employee, an election to defer may be made as to the remainder of such year, effective with respect to Payments for services after the date of such election provided the election is filed with the plan administrator within thirty (30) days after the Eligible Individual is eligible to participate. This deferral will be effective the first day of the month following such thirty (30) day period. If the Eligible Individual becomes eligible to participate in the Plan prior to July 1 of the calendar year, the Eligible Individual may defer an Award or a Payment for such year no later than June 30 of such year provided that such Award or Payment constitutes performance based compensation. Once deferral has been elected, it shall become irrevocable for the next succeeding calendar year and, unless revoked in writing or superseded by a new election effective for calendar years after the year in which such revocation or new election is executed, shall continue in effect for each calendar year thereafter.
          When an Eligible Individual elects to defer a part of his or her Salary, the Eligible Individual may elect to defer a whole percent ranging between 1% and 50% percent of his or her Salary for services performed for the relevant Plan year. This election will remain in effect until the last day of the Plan year.
          The deferred Salary shall be credited to an account established for the Eligible Individual (the “Account”) on the last day of the month in which deferral is made. The number of Stock Account Shares (as defined by the Plan) credited to the Eligible Individual’s PPG Stock Account is determined by the closing price as reported on the New York Stock Exchange Composite Tape for the Registrant’s Common Stock on the last business day of the month in which deferral is made. The number of Investment Account Shares (as defined by the Plan) credited to the appropriate Investment Account is based on the last business day of the month in which the deferral is made.
          When an Eligible Individual elects to defer an Award, the Eligible Individual may elect to defer a whole percentage of the Award granted for that Plan year. The value of the cash component of the deferred Award shall be credited to the Investment Account designated by the Eligible Individual on the day such deferral would otherwise have been paid to the Eligible Individual. The value of the cash component of an Award which the Eligible Individual has deferred and designated to the PPG Stock Account and the stock component of the deferred Award shall be credited to the PPG Stock Account in the Eligible Individual’s Account on the day such deferral would otherwise be payable to the Eligible Individual. Share-based Awards credited to the PPG Stock Account shall be credited in the form of Stock Account Shares and cash Awards credited to the PPG Stock Account shall be credited in the form of whole and fractional Stock Account Shares, the number of which will be determined according to the number of Stock Account Shares obtained by dividing such Award amount by the closing price as reported on the New York Stock Exchange Composite Tape of PPG Stock on the date payment of the Award is processed. Cash-based Awards credited to the Investment Account(s) shall be credited in the form of Investment Account Shares, the number of which will be determined according to the most recent closing market value of the appropriate Investment Account Shares. Any amounts designated by the Eligible Individual for in-service withdrawal may not be credited to the Registrant’s Stock Account.

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          When an Eligible Individual elects to defer an Award, he or she may elect to defer 25%, 50%, 75% or 100% of any Payment under the terms of the LTIP or the Executive Officers’ LTIP. Any balance that is not deferred shall be paid to the Eligible Individual as provided in the LTIP or the Executive Officers’ LTIP, as applicable. The portion of a Payment which an Eligible Individual has elected to defer is credited to the PPG Stock Account in the Eligible Individual’s Account in the form of Stock Account Shares on the day such Payment would otherwise have been paid to the Eligible Individual.
          Dividend Equivalents credited to an Eligible Individual in accordance with the LTIP or the Executive Officers’ LTIP are credited to such Eligible Individual’s PPG Stock Account in the form of Stock Account Shares or to such Eligible Individual’s Other Investment Account(s), as designated by the Eligible Individual. The number of Stock Account Shares, if any, credited to the PPG Stock Account is determined on the basis of the closing price as reported on the New York Stock Exchange Composite Tape of PPG Stock for the day on which the corresponding dividend is paid on PPG Stock. Dividend Equivalents credited to the Investment Account(s) shall be credited in the form of Investment Account Shares in the same manner as cash Awards are credited to Investment Account(s). All amounts credited to an Eligible Individual’s Account shall be 100% vested at all times.
          Eligible Individuals must file an election with the Administrator designating the investment election for any cash amounts or Dividend Equivalents from the LTIP or the Executive Officers’ LTIP being credited to the Plan. If an Eligible Individual does not provide an investment election to the Administrator, such Eligible Individual shall be deemed to have elected all amounts to be deemed invested in the Money Market Account. Any investment election must be filed in accordance with the procedure established by the Administrator and is in effect unless and until the Eligible Individual files a new election with the Administrator.
          Amounts credited to the Investment Accounts are credited in the form of whole and fractional Investment Account Shares and amounts credited to the PPG Stock Account are credited in the form of whole and fractional Stock Account Shares
          Eligible Individuals are not entitled to receive cash dividends or have voting or other shareholders’ rights as to Stock Account Shares; however, Stock Account Shares shall accrue whole and fractional dividend equivalents, in the form of additional Stock Account Shares, on the basis of the closing price as reported on the New York Stock Exchange Composite Tape for the Registrant’s Stock for the day on which the dividend with respect to which such dividend equivalent is credited is paid, based on the number of whole Stock Account Shares in the Registrant’s Stock Account on the record date.
          An Eligible Individual who has a balance in the Investment Accounts may elect to transfer any amounts between/among the Investment Accounts or into the PPG Stock Account as long as the Eligible Individual files a transfer request with the Administrator in accordance with the procedure established by the Administrator. For transfers into the PPG Stock Account, the number and value of whole and fractional Stock Account Shares is determined by the closing price as reported on the New York Stock Exchange Composite Tape of PPG Stock on the last business day of the month in which the election is received by the Administrator. For transfers into and out of any of the Investment Accounts, the number and value of whole and fractional Investment Account Shares is determined by the closing price of the appropriate Investment Account Share on the last business day of the month in which the election is received by the Administrator. No transfers may be made out of the PPG Stock Account at any time. Insiders are prohibited from making any transfer which would constitute a Prohibited Discretionary Transaction.
          An Eligible Individual must file a separate investment election with respect to amounts that the Eligible Individual has elected to be paid as a scheduled in-service withdrawal. A single election must be made for all amounts scheduled to be paid on the same date. No such election may designate the investment of any such amount in the PPG Stock Fund.

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          Restoration Contributions are credited monthly to the Eligible Individual’s PPG Stock Account in the form of Stock Account Shares. The number of whole and fractional Stock Account Shares are determined by using the closing price as reported on the New York Stock Exchange Composite Tape for Registrant’s Stock on the last business day of the month in which such Restoration Contributions are made, and are credited to the Eligible Individual’s Account as of such day. The amount with respect to which Stock Account Shares are credited to an Eligible Individual’s PPG Stock Account for a month is an amount equal to the difference between the amount of Company matching contributions that would have been credited to such Eligible Individual’s account under the Savings Plan for such month (i) without regard to the limitations of Section 401(a)(17) of the Code, and (ii) by including the Eligible Individual’s Salary deferral amounts under the Plan in the determination of such Eligible Individual’s eligible earnings for such month minus the amount of Company matching contributions actually credited to such Eligible Individual’s account under the Savings Plan for such month.
          Payment of any amount designated by an Eligible Individual for in-service withdrawal are made to the Eligible Individual in a lump sum as of the first day of the quarter/year specified by the Eligible Individual. An Eligible Individual may designate for in-service withdrawal any portion of any Award that the Eligible Individual has elected to defer at the time an election is made to defer all or a portion of the cash component of an Award. An Eligible Individual may designate all or a portion of the cash component of such deferred amount, including any earnings thereon, to be paid on the first day of a specified quarter/year. Withdrawal may not specify a year which is any sooner than the fourth Plan Year after the Plan Year in which the deferred amount is credited to the Eligible Individual’s Account. Any in-service withdrawals must be invested in the Investment Account. Any election is irrevocable and becomes null and void upon the payment or commencement of payment of benefits under withdrawal at or after retirement, following termination, disability, Eligible Individual’s death and unforeseeable emergency.
          In the event of an Eligible Individual’s termination of employment on or after the date such Eligible Individual is eligible to receive a benefit from a retirement plan sponsored by the Registrant (“Retirement Age”), the Eligible Individual may elect a payment schedule applicable to his or her Account provided such election is filed with the Administrator at the time the Eligible Individual files his or her initial deferral election. Each Eligible Individual in the Plan who was an active Eligible Individual in the Plan on January 1, 2005, was required to file such election no later than June 30, 2005.
          Eligible Individuals may elect one lump-sum payment or quarterly or annual installments to be made over a period of years, up to a maximum period of 15 years. An Eligible Individual may delay the first payment for a period up to five years following his or her retirement date; provided, however, that, in all cases, payments must begin no later than the year in which the Eligible Individual’s 75th birthday occurs for Eligible Individuals who retire prior to their 75th birthday; or no later than the Eligible Individual’s Retirement Date for Eligible Individuals who retire on or after their 75th birthday.
          The payment schedule elected by the Eligible Individual applies to his or her entire Account. Eligible Individuals may designate the first day of the quarter for the commencement of the payment schedule on an annual or quarterly basis. Each installment payment shall be calculated by dividing the Eligible Individual’s then current Account balance by the remaining number of installments. If the installment payment is to be in the form of PPG Stock, such distribution is made in whole shares and cash equal to any fractional share.
          In the event an Eligible Individual fails to file a payment schedule election with the Administrator at the time of his or her initial deferral election, his or her Account shall be paid in one lump sum on the later of (i) the first day of the first quarter of a Plan Year that is six months and ten days following the Eligible Individual’s retirement date or (ii) January 1 of the year following such date.

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          An Eligible Individual who has filed a payment election may, at any time thereafter, file a subsequent election that specifies another form or time of payout, provided that: (1) Any subsequent election filed less than 12 months prior to the date on which payment of the Eligible Individual’s Account would otherwise have commenced or been made is disregarded, null and void; (2) The date on which payment of the Eligible Individual’s Account is made or commences under such subsequent election must be (i) at least five years later than the date on which such payment would otherwise have been made under such Eligible Individual’s original election, and (ii) no later than ten years following his or her Retirement Date; provided, however, that in all cases, payments must begin no later than the year in which the Eligible Individual’s 75th birthday occurs for Eligible Individuals who retire prior to their 75th birthday, or no later than the Eligible Individual’s Retirement Date for Eligible Individual’s who retire on or after their 75th birthday; (3) The form and time of payment elected under such subsequent election may not cause any payment to be paid sooner than such payment would otherwise have been paid under such Eligible Individual’s original election; and (4) The form of payment must be one permitted under the Plan. An installment form of payment is treated as one payment.
          Payment upon retirement may be delayed for certain employees as necessary to comply with Section 409A of the Internal Revenue Code.
          If, at the time the Eligible Individual’s payments commence as a result of the Eligible Individual’s termination of employment, the Eligible Individual’s Account balance is $2,000 or less, such Eligible Individual’s Account is paid in a lump sum on such date and the Eligible Individual’s form of payment election is disregarded, null and void.
          In the event of an Eligible Individual’s termination of employment prior to the Eligible Individual’s Retirement Age, such Eligible Individual’s Account is paid in a lump sum on the date that is the later of (i) the first day of the first quarter of a Plan Year that is six months and 10 days following such termination of employment or (ii) January 1 of the year following such termination of employment.
          In the event an Eligible Individual’s Disability, such Eligible Individual’s Account is paid in a lump sum on the date that is the later of (i) the first day of the first quarter of a Plan Year that is six months and 10 days following the date on which such Eligible Individual is determined to be Disabled, or (ii) January 1 of the year following the year in which such Eligible Individual is determined to be Disabled.
          In the event of an Eligible Individual’s death, the Eligible Individual’s entire Account is paid to the Eligible Individual’s Beneficiary in a lump sum as soon as practicable following the Eligible Individual’s death.
          In the event that the Eligible Individual has suffered an Unforeseeable Emergency, the Administrator may, in his sole discretion, permit the acceleration of a withdrawal under the Plan in an amount reasonably necessary to alleviate the financial hardship giving rise to such Unforeseeable Emergency. The amount paid to an Eligible Individual will not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Eligible Individual’s assets (to the extent the liquidation of such assets would not itself caused severe financial hardship).
          Any payment from the PPG Stock Account is paid in the form of PPG Stock. At the time of the final scheduled payment, payments from the PPG Stock Account with respect to remaining fractional shares of PPG Stock are converted to and paid in cash.
          Payments from the Investment Accounts are made in cash. The value is determined using the value of the closing price of the appropriate Investment Account Shares on the last business day of the month preceding the

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          month in which the distribution is made. All payments to Eligible Individuals, or their Beneficiaries, are made on the first business day of a calendar quarter.
          The benefits paid under the Plan are paid from the general funds of the Registrant, and the Eligible Individuals and any Beneficiary are no more than unsecured general creditors of the Registrant with no special or prior right to any assets of the Registrant for payment of any obligations hereunder.
          In the event the Registrant becomes aware that an Eligible Individual is engaged or employed as a business owner, employee, or consultant in any activity which is in competition with any line of business of the Registrant, or has engaged in any activity otherwise determined to be detrimental to the Registrant, the Plan’s Administrative Subcommittee may apply any diminution or forfeiture of benefits, which is specifically approved by the Administrative Subcommittee.
          An Eligible Individual may forfeit any or all deferrals of Payments to which the Eligible Individual is entitled under the terms of the LTIP or Executive Officers’ LTIP held in his or her Account if the Administrative Committee determines that such forfeiture should occur in accordance with the LTIP or Executive Officers’ LTIP, as applicable.
          The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.
          The Registrant is responsible for the payment of all benefits under the Plan. Except as otherwise required by the Plans, the Registrant, at its discretion, may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust(s) may be irrevocable, but the assets thereof are subject to the claims of the Registrant’s creditors. Benefits paid to the Eligible Individual from any such trust shall be considered paid by the Registrant for purposes of meeting the obligations of the Registrant under the Plan.
          In the event of any change in the number of outstanding shares of the Registrant’s voting common stock by reason of any stock dividend, stock split or similar change, a corresponding change is made in the number Stock Account Shares held in each Eligible Individual’s Account. In the event of any change in the outstanding shares of the Registrant’s voting common stock, or in the number thereof, by reason of any merger, consolidation, combination, sale of assets, exchange of shares, recapitalization, reorganization, spin-off or similar change, the Board of Directors or the Administrative Committee may make such changes in the Stock Account Shares held in each Eligible Individual’s Account as the Board or the Committee may deem to be equitable.
   Item 5. Interests of Named Experts and Counsel.
          The validity of the Common Stock and Deferred Compensation Obligations registered pursuant to this Form S-8 has been passed upon for the Registrant by James C. Diggs, Esq., Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Diggs owns shares of the Registrant’s Common Stock and holds options to purchase shares of the Registrant’s Common Stock and is eligible to participants in the Plan. In addition, Mr. Diggs may be granted additional stock awards or other compensation benefits from the Registrant on or after the date hereof.
   Item 6. Indemnification of Directors and Officers.
          Subchapter D of Chapter 17 (Section 1741, et seq.) of the Business Corporation Law of the Commonwealth of Pennsylvania (the “BCL”) provides for indemnification of the Registrant’s directors and officers against certain liabilities under certain circumstances.

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          Article Eighth of the Registrant’s Articles of Incorporation provides that no director of the Registrant shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, to the fullest extent that the laws of the Commonwealth of Pennsylvania permit.
          Article VI of the Registrant’s Bylaws provides that a director, officer or employee shall be found to be entitled to indemnification for expenses (including attorneys fees) and any liabilities (including judgments, fines or penalties and amounts paid in settlement) actually and in good faith paid or incurred by any such person in connection with any actual or threatened proceeding (including any derivative lawsuits) by reason of the fact that such person is or was serving as a director, officer or employee of the Registrant or, at the request of the Registrant, was serving another corporation, partnership, joint venture, trust, employee benefit plan or other entity, unless a referee finds the conduct engaged in to have been such that, if so found by a court, indemnification would be prohibited by Pennsylvania law. The Registrant is also required to indemnify any such person (1) where there has been a determination by a court as to the conduct of the person claiming indemnification such that indemnification would not be prohibited by Pennsylvania law or (2) where the person is otherwise entitled to indemnification by Pennsylvania law. Expenses with respect to a proceeding which are incurred in good faith are required to be advanced by the Registrant prior to final disposition of the proceeding, subject to any obligation to repay the Registrant which is imposed by law or by provision in the Articles, Bylaws, an agreement or otherwise. Under Pennsylvania law, any such advancement of expenses must be made subject to an undertaking to repay the Registrant in the event that it is determined ultimately that the person receiving the advancement is not entitled to indemnification. A written request for such advancement of expenses must be made to the Secretary of the Registrant.
          The selection of the referee is to be made by the Registrant’s general counsel or, if the Registrant’s general counsel is the person claiming indemnification or is otherwise involved in the proceeding, by a senior officer of the Registrant who does not have such a relationship to the proceeding. The referee is defined to be an attorney with substantial expertise in corporate law, who is both independent of the parties and unbiased. The person claiming indemnification may object, within 10 days of the notice of selection of the referee, to the referee selected. If the parties cannot agree on the selection of a referee, or if the Registrant fails to propose a referee, within 45 days of the submission of the request for indemnification, the referee will be selected by the American Arbitration Association.
          The determination of entitlement to indemnification is made by the referee; however, the referee is required to find the person entitled to indemnification unless the referee finds that the conduct of the person was such that if so found by a court, indemnification would be prohibited by Pennsylvania law. The determination of the referee is binding on the Registrant but not on the person claiming indemnification.
          To the extent that a person is entitled to indemnification for only a portion of the expenses or liability resulting from a proceeding, the Registrant is required to indemnify the person for such portion. The Bylaws authorize the Registrant to purchase and maintain insurance, to create a trust fund, to grant a security interest or to use other means (including, without limitation, establishing a letter of credit) to ensure the payment of indemnification.
          The Registrant specifically is authorized to enter into agreements with any director, officer or employee of the Registrant, which agreements may grant rights in furtherance of, different from, or in addition to, but not in limitation of, the rights to indemnification granted in the Bylaws, without further shareholder approval of the terms and conditions of, or the form of, such agreements. Without limitation of the foregoing, in such agreements the Registrant may agree (1) to maintain insurance against certain expenses and liabilities and (2) to contribute to expenses and liabilities incurred in accordance with the application of relevant equitable considerations to the relative benefits to, and the relevant fault of, the Registrant.
          The Bylaws provide (1) that the rights granted therein are contract rights, (2) that it will cover acts and omissions occurring on or after January 27, 1987, and (3) that the rights granted will continue as to a person who has

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          ceased to be a director, officer or employee of the Registrant, with respect to a proceeding which results from acts or failures to act while such person was a director, officer or employee of the Registrant.
          Subchapter D of Chapter 17 of the BCL and the Bylaws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Registrant also has a policy of directors and officers’ liability insurance to indemnify its directors and officers against certain liabilities incurred in their capacities as such.
   Item 7. Exemption from Registration Claimed.
          None.
   Item 8. Exhibits.
          The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:
Exhibit No. Description
4.1          PPG Industries, Inc. Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 1995 (001-01687)).
4.2           Statement with Respect to Shares, amending the Restated Articles of Incorporation effective April 21, 1998, (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the period ended Dec. 31, 1998 (001-01687)).
4.3           PPG Industries, Inc. Bylaws, as amended and restated effective July 20, 2006, (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on July 21, 2006 (001-01687)).
4.4           PPG Industries, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.5 to Registrant’s Annual Report on Form 10-K for the period ended December 31, 2005 (001-01687).
5.1           Opinion of James C. Diggs, Esquire, Senior Vice President, General Counsel and Secretary of the Registrant, regarding the legality of the securities being registered hereunder.
23.1           Consent of James C. Diggs, Senior Vice President, General Counsel and Secretary of the Registrant (included in the Opinion filed as Exhibit 5.1).
23.2           Consent of Deloitte & Touche LLP.
   Item 9. Undertakings.
   (a) The undersigned Registrant hereby undertakes:
         (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:
            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

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            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
* * *
          (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 15th day of September 2006.

PPG Industries, Inc.
By:	/s/ Charles E. Bunch
Charles E. Bunch
Chairman and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Diggs his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ Charles E. Bunch Charles E. Bunch	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and a Director	September 15, 2006

/s/ William H. Hernandez William H. Hernandez	Senior Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	September 15, 2006

/s/ J.G. Berges J.G. Berges	Director	September 15, 2006

/s/ E.B. Davis, Jr. E.B. Davis, Jr.	Director	September 15, 2006

/s/ H. Grant H. Grant	Director	September 15, 2006

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Signature	Capacity	Date

/s/ V.F. Haynes V.F. Haynes	Director	September 15, 2006

/s/ M.J. Hooper M.J. Hooper	Director	September 15, 2006

/s/ R. Mehrabian R. Mehrabian	Director	September 15, 2006

/s/ R. Ripp R.Ripp	Director	September 15, 2006

/s/ T.J. Usher T.J. Usher	Director	September 15, 2006

/s/ D.R. Whitwam D.R. Whitwam	Director	September 15, 2006

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EXHIBIT INDEX

Exhibit No.	Description
4.1	PPG Industries, Inc. Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 1995 (001-01687)).

4.2	Statement with Respect to Shares, amending the Restated Articles of Incorporation effective April 21, 1998, (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the period ended Dec. 31, 1998 (001-01687)).

4.3	PPG Industries, Inc. Bylaws, as amended and restated effective July 20, 2006, (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on July 21, 2006 (001-01687)).

4.4	PPG Industries, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.5 to Registrant’s Annual Report on Form 10-K for the period ended December 31, 2005 (001-01687).

5.1	Opinion of James C. Diggs, Esquire, Senior Vice President, General Counsel and Secretary of the Registrant, regarding the legality of the securities being registered hereunder.

23.1	Consent of James C. Diggs, Senior Vice President, General Counsel and Secretary of the Registrant (included in the Opinion filed as Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.